Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this current report on Form 8-K/A of The First Bancshares, Inc. of our report dated March 10, 2023, relating to our audit of the consolidated financial statements of Heritage Southeast Bancorporation, Inc. and Subsidiary as of and for the years ended December 31, 2022 and 2021 appearing in Exhibit 99.1 to this current report on Form 8-K/A.

We further consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-171996, 333-266436, and 333-248426) and Form S-3 (No. 333-248425) of The First Bancshares, Inc. of our report dated March 10, 2023, with respect to the consolidated financial statements of Heritage Southeast Bancorporation, Inc. and Subsidiary as of and for the years ended December 31, 2022 and 2021 appearing in this current report on Form 8-K/A.

/s/ Wipfli LLP

Atlanta, Georgia

March 15, 2023